UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Bally’s Corporation

(Name of Issuer)

Common stock, $0.01 par value

(Title of Class of Securities)

90171 V204

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90171V204

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Twin River Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 90171V204

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Advisors VII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 90171V204

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management VII, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 90171V204

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Principal Holdings I, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 90171V204

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Principal Holdings I GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

Item 1.                                                         (a)                                 Name of Issuer

Bally’s Corporation

(b)                                 Address of Issuer’s Principal Executive Offices

100 Westminster Street

Providence, RI 02903

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (collectively, the “Reporting Persons”): (i) Apollo Twin River Holdings, L.P. (“Apollo Twin River”); (ii) Apollo Advisors VII, L.P. (“Advisors VII”); (iii) Apollo Capital Management VII, LLC (“Capital Management VII”); (iv) Apollo Principal Holdings I, L.P. (“Principal I”); and (v) Apollo Principal Holdings I GP, LLC (“Principal I GP”).

Apollo Twin River holds shares of the Issuer.  Advisors VII is the general partner of Apollo Twin River. Capital Management VII is the general partner of Advisors VII. Principal I serves as the sole member and manager of Capital Management VII, and Principal I GP serves as the general partner of Principal I.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of Apollo Twin River, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Capital Management VII is 9 West 57th St., 43rd Floor, New York, New York 10019. The principal office of Advisors VII is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.

(c)                                  Citizenship

Apollo Twin River is a Delaware limited partnership.  Capital Management VII and Principal I GP are each Delaware limited liability companies. Advisors VII and Principal I are each exempt limited partnerships registered in the Cayman Islands.

(d)                                 Title of Class of Securities

Common stock, $0.01 par value (the “common stock”)

(e)                                  CUSIP Number

90171V204

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

(a)                                 Amount beneficially owned:

Apollo Twin River	0
Advisors VII	0
Capital Management VII	0
Principal I	0
Principal I GP	0

(b)                                 Percent of class:

Apollo Twin River	0.0%
Advisors VII	0.0%
Capital Management VII	0.0%
Principal I	0.0%
Principal I GP	0.0%

The percentage amounts are based on 30,476,057 shares of common stock outstanding as of November 1, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 6, 2020.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons.

(ii)                                  Shared power to vote or to direct the vote:

Apollo Twin River	0
Advisors VII	0
Capital Management VII	0
Principal I	0
Principal I GP	0

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons.

(iv)                              Shared power to dispose or to direct the disposition of:

Apollo Twin River	0
Advisors VII	0
Capital Management VII	0
Principal I	0
Principal I GP	0

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2021

APOLLO TWIN RIVER HOLDINGS, L.P.

By:	Apollo Advisors VII, L.P.,
its manager

	By:	Apollo Capital Management VII, LLC,
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO ADVISORS VII, L.P.

By:	Apollo Capital Management VII, LLC,
its manager

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT VII, LLC

By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President